Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan          (651) 293-2809

ECOLAB DELIVERS STRONG SECOND QUARTER EARNINGS

Second quarter reported EPS $0.54, +32%; adjusted EPS $0.56, +12%

2010 SECOND QUARTER HIGHLIGHTS:

•                  Reported diluted EPS $0.54, +32%

•                  Adjusted diluted EPS $0.56, +12%, excluding special gains and charges and discrete tax items

•                  Reported sales +5% to $1.5 billion; fixed currency sales +3%

•                  Strong sales growth from Asia Pacific and Latin America, along with cost savings actions and favorable delivered product costs, drive results

	Second quarter and six months ended June 30
	(unaudited)
	Second Quarter		%	Six Months		%
(Millions, except per share)	2010	2009	change	2010	2009	change

Net Sales	$1,520.2	$1,441.5	5%	$2,952.3	$2,789.7	6%

Operating Income	204.3	165.0	24%	358.1	262.5	36%

Pretax Income	189.3	149.8	26%	328.1	231.5	42%
Taxes	59.8	50.3	19%	102.9	74.3	38%
Net Income Attributable to Ecolab	$129.3	$99.1	30%	$224.8	$156.5	44%

Diluted Net Income Per Share	$0.54	$0.41	32%	$0.94	$0.65	45%
Diluted Average Shares Outstanding	237.4	239.5	-1%	238.1	239.1	0%

ST. PAUL, Minn., July 27, 2010:  Ecolab Inc. reported strong second quarter earnings as sales increased, led by strong growth in Asia Pacific and Latin America, and as cost savings actions and lower delivered product costs benefited results.

Ecolab’s reported net sales rose 5% to $1.5 billion in the second quarter of 2010; measured in fixed currencies, sales rose 3%.  Net income attributable to shareholders increased 30% to $129 million, with reported diluted earnings per share up 32% to $0.54.

Second quarter 2010 and 2009 results included special gains and charges and discrete tax items.  Excluding those items, adjusted second quarter 2010 diluted earnings per share were $0.56, a 12% increase from adjusted second quarter 2009 diluted earnings per share of $0.50.  Currency translation had a favorable effect on reported and adjusted diluted earnings per share of $0.01 per share in the second quarter of 2010.

Segment review

Second quarter 2010 sales for Ecolab’s U.S. Cleaning & Sanitizing operations rose 3% to $689 million.  Ecolab’s U.S. Cleaning & Sanitizing operating income increased 10% to $139 million.

U.S. Other Services sales were flat when compared with last year at $115 million. Operating income grew 2% to $19 million.

Sales of Ecolab’s International operations, when measured at fixed currency rates, grew 5% to $750 million in the second quarter.  Fixed currency operating income decreased 5% to $55 million as we continued to make significant investments in our international businesses.  When measured at public currency rates, International sales increased 9% and operating income rose 3%.

The Corporate segment includes special gains and charges, which are reported as a separate line item on the income statement. Special charges for the second quarter 2010 were $1 million.  Special charges for the second quarter 2009 of $25 million included a restructuring charge of $24 million ($19 million after tax) for actions primarily taken to optimize our workforce.  The Corporate segment also includes investments in the development of business systems and other corporate investments we are making as part of our ongoing efforts to improve our efficiency and returns.

The reported income tax rate for the second quarter 2010 was 31.6% and compared with the reported rate of 33.6% for the second quarter 2009.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate in the second quarter 2010 was 30.4% compared with 31.3% for the same period last year. The decrease in the second quarter adjusted effective tax rate was due primarily to increased benefits from the domestic manufacturing deduction in the U.S.

Ecolab reacquired 1.2 million shares of its common stock during the second quarter under its share repurchase program.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We continue to make good progress.  Our top line performance was driven by aggressive new account efforts and a strong pipeline of innovative new products.  These, combined with our continued actions to reduce costs and to improve our efficiency, delivered the strong earnings performance.

“We look for continued sales gains and double-digit earnings growth for the full year 2010.  Our markets, as expected, have stabilized and are slowly recovering, though the pace continues to vary considerably by region.  We will continue to focus on driving our top line while also improving margins, using our industry-leading sales and service team, new product innovation and focused efficiency investments to deliver strong earnings results.  We expect continued improvement in our business as our initiatives continue to take hold.  We think we have the right mix of opportunities, strategies and people to sustain superior growth this year and for many more in the future.”

Business Outlook

2010 – Full Year

Ecolab continues to expect adjusted earnings per share, which exclude special gains and charges and discrete tax items, for the full year ending December 31, 2010 to be in the $2.21 to $2.26 range.

Currently quantifiable special gains and charges for the full year 2010 are expected to be approximately $0.03 per share unfavorable, including $0.02 per share recorded in the first quarter 2010 related to the impact on our balance sheet of the Venezuelan currency devaluation.  Ecolab expects additional charges may be incurred during the year reflecting efforts to be undertaken to drive efficiencies in the business, though 2010 special gains and charges are expected to be dramatically lower than the $0.24 per share unfavorable reported in 2009.  Future amounts related to discrete tax items for 2010, if any, are not currently quantifiable.

2010 – Third Quarter

Ecolab expects continued sales growth in fixed currencies in the third quarter 2010 over the third quarter 2009; currency translation is expected to have an unfavorable effect on reported sales.  Gross margins are projected to expand as we recover from the high delivered product cost increases in prior years.  The SG&A ratio will compare against significant cost savings actions made last year and will also include investments we are currently making in people and systems for future growth.  Additionally, we anticipate currency translation to have an unfavorable impact of approximately $0.01 on third quarter earnings per share.

Our outlook for the third quarter 2010 is as follows:

Gross Margins	approx. 51%
SG&A % of sales	36%-37%
Interest expense, net	approx. $15 million
Effective tax rate	30%-31%
Adjusted EPS, excluding special gains and charges	$0.64 - $0.66

Reported third quarter 2009 earnings per share of $0.60 included $0.01 of special gains and charges and discrete tax items.  Excluding these items, third quarter adjusted diluted earnings per share were $0.61.

With sales of $6 billion and more than 26,000 associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the second quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast,

along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, fixed currency operating income, adjusted effective tax rate, and adjusted diluted earnings per share.  We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, significant in amount and important to an understanding of underlying business performance. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amounts excluded do not necessarily reflect costs associated with historical trends or expected future costs.

We evaluate the performance of our International operations based on fixed currency rates of foreign exchange. Fixed currency sales and fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales and operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance.  Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2010.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures used by other companies.  Investors should not rely on any single financial measure when evaluating our business.  We recommend that investors view these measures in conjunction with the GAAP measures included in this news release.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2010 third quarter and full year financial and business prospects, including estimated sales, gross margins, delivered product costs, selling, general and administrative expense, growth investments, interest expense, special gains and charges, effective tax rates, discrete tax items, currency translation, end-market economic activity, and adjusted diluted earnings per share, as well as longer term growth prospects. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; fluctuations in raw material and delivered product costs; our ability to develop competitive advantages through innovation; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; the ability to acquire complementary businesses and to effectively integrate such businesses; the impact of investments to develop business systems or to optimize our business structure; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in laws, regulations or accounting standards; public health epidemics; the occurrence of litigation or claims; acts of war, terrorism, severe weather or natural or man-made disasters; the loss or insolvency of a major customer, supplier or distributor; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

SECOND QUARTER ENDED JUNE 30, 2010

(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30%			June 30%
(millions, except per share)	2010	2009	Change	2010	2009	Change

Net sales	$1,520.2	$1,441.5	5%	$2,952.3	$2,789.7	6%

Cost of sales (1)	750.0	725.1	3%	1,466.7	1,433.0	2%
Selling, general and administrative expenses	565.3	526.4	7%	1,123.4	1,042.7	8%
Special gains and charges (1)	0.6	25.0		4.1	51.5

Operating income	204.3	165.0	24%	358.1	262.5	36%

Interest expense, net	15.0	15.2	-1%	30.0	31.0	-3%

Income before income taxes	189.3	149.8	26%	328.1	231.5	42%

Provision for income taxes	59.8	50.3	19%	102.9	74.3	38%

Net income including noncontrolling interest	129.5	99.5	30%	225.2	157.2	43%

Less: Net income attributable to noncontrolling interest	0.2	0.4		0.4	0.7

Net income attributable to Ecolab	$129.3	$99.1	30%	$224.8	$156.5	44%

Earnings attributable to Ecolab per common share
Basic	$0.55	$0.42	31%	$0.96	$0.66	45%
Diluted	$0.54	$0.41	32%	$0.94	$0.65	45%

Weighted-average common shares outstanding
Basic	233.4	236.5	-1%	234.4	236.3	-1%
Diluted	237.4	239.5	-1%	238.1	239.1	0%

(1) Amounts include the following special gains and charges:

	Second Quarter Ended June 30		Six Months Ended June 30
(millions)	2010	2009	2010	2009
Cost of sales
Restructuring	$—	$0.1	$—	$8.1
Subtotal cost of sales	—	0.1	—	8.1

Special (gains) and charges
Restructuring	—	23.9	—	48.6
Venezuela currency devaluation	—		4.2
Business structure and optimization	0.6	0.6	1.2	1.6
Business write-downs and closures	—	—	(1.0)	—
Other items	—	0.5	(0.3)	1.3
Subtotal special gains and charges	0.6	25.0	4.1	51.5

Total special gains and charges	$0.6	$25.1	$4.1	$59.6

ECOLAB INC.

OPERATING SEGMENT INFORMATION

SECOND QUARTER ENDED JUNE 30, 2010

(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30%			June 30%
(millions)	2010	2009	Change	2010	2009	Change

Net Sales
United States
Cleaning & Sanitizing	$689.3	$671.1	3%	$1,321.6	$1,294.0	2%
Other Services	114.9	115.3	0%	219.6	222.4	-1%
Total	804.2	786.4	2%	1,541.2	1,516.4	2%
International	749.6	716.7	5%	1,449.2	1,400.2	3%
Subtotal at fixed currency rates	1,553.8	1,503.1	3%	2,990.4	2,916.6	3%
Effect of foreign currency translation	(33.6)	(61.6)		(38.1)	(126.9)
Consolidated	$1,520.2	$1,441.5	5%	$2,952.3	$2,789.7	6%

Operating Income
United States
Cleaning & Sanitizing	$138.6	$126.3	10%	$252.0	$228.9	10%
Other Services	18.6	18.3	2%	33.2	31.5	5%
Total	157.2	144.6	9%	285.2	260.4	10%
International	55.1	57.8	-5%	92.3	83.2	11%
Subtotal at fixed currency rates	212.3	202.4	5%	377.5	343.6	10%
Corporate	(6.9)	(31.7)		(18.8)	(70.8)
Effect of foreign currency translation	(1.1)	(5.7)		(0.6)	(10.3)
Consolidated	$204.3	$165.0	24%	$358.1	$262.5	36%

Note: The Corporate segment includes special gains and charges reported on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

	June 30	December 31	June 30
(millions)	2010	2009	2009
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$121.3	$73.6	$82.7
Accounts receivable, net	950.1	1,016.1	970.6
Inventories	441.3	493.4	476.7
Deferred income taxes	84.5	83.9	97.7
Other current assets	138.1	147.2	122.2
Total current assets	1,735.3	1,814.2	1,749.9

Property, plant and equipment, net	1,124.0	1,176.2	1,142.9
Goodwill, net	1,272.1	1,414.1	1,356.4
Other intangible assets, net	277.8	312.5	319.3
Other assets	254.6	303.9	359.8

Total assets	$4,663.8	$5,020.9	$4,928.3

Liabilities and Equity
Current liabilities
Short-term debt	$326.7	$98.5	$241.8
Accounts payable	324.0	360.9	343.7
Compensation and benefits	228.7	302.1	235.3
Income taxes	22.5	21.8	37.2
Other current liabilities	438.0	466.9	481.9
Total current liabilities	1,339.9	1,250.2	1,339.9

Long-term debt	637.0	868.8	842.8
Postretirement health care and pension benefits	566.0	603.7	665.2
Other liabilities	259.3	288.6	268.3

Ecolab shareholders’ equity
Common stock	331.2	329.8	328.4
Additional paid-in capital	1,232.7	1,179.3	1,117.8
Retained earnings	3,050.1	2,898.1	2,707.4
Accumulated other comprehensive loss	(380.6)	(232.9)	(244.3)
Treasury stock	(2,375.1)	(2,173.4)	(2,105.2)
Total Ecolab shareholders’ equity	1,858.3	2,000.9	1,804.1
Noncontrolling interest	3.3	8.7	8.0
Total equity	1,861.6	2,009.6	1,812.1

Total liabilities and equity	$4,663.8	$5,020.9	$4,928.3

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2009	2009	2009	2009	2009	2009	2009
Diluted earnings per share, as reported (U.S. GAAP)	$0.24	$0.41	$0.65	$0.60	$1.26	$0.48	$1.74

Adjustments:
Special (gains) and charges (1)	0.09	0.08	0.18	0.02	0.20	0.04	0.24
Tax expense (benefits) (2)	0.00	(0.00)	(0.00)	(0.02)	(0.02)	0.02	(0.00)

Adjusted diluted earnings per share	$0.33	$0.50	$0.83	$0.61	$1.44	$0.55	$1.99

	First	Second	Six
	Quarter	Quarter	Months
	Ended	Ended	Ended
	Mar. 31	June 30	June 30
	2010	2010	2010
Diluted earnings per share, as reported (U.S. GAAP)	$0.40	$0.54	$0.94

Adjustments:
Special (gains) and charges (3)	0.02	0.00	0.02
Tax expense (benefits) (4)	(0.00)	0.01	0.01

Adjusted diluted earnings per share	$0.41	$0.56	$0.97

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for 2009 include restructuring charges of $20.9 million, $18.9 million, $4.4 million and $7.8 million, net of tax, in the first, second, third and fourth quarter, respectively.  Special gains and charges for 2009 also includes other items, net of tax.

(2) Third quarter 2009 tax benefits primarily include discrete tax benefits related to our 2005 Federal tax return. Fourth quarter 2009 discrete tax expense primarily includes the impact of international tax costs from optimizing our business structure.

(3) Special gains and charges for 2010 include a $4.4 million charge, net of tax, related to currency devaluation in Venezuela recorded in the first quarter, as well as other items, net of tax.

(4) First quarter 2010 tax benefits include discrete tax benefits related to tax audit settlement in Germany, partially offset by discrete tax expense related to the impact of a change in Medicare prescription drug benefit tax deductions. Second quarter 2010 discrete tax expense primarily includes the impact of international tax costs from optimizing our business structure.